INTEROCEAN CAPITAL, LLC

CODE OF ETHICS

Includes Personal Trading Rules and Procedures

May 31, 2007

It is important to remember at all times that the interests of our clients, as well as shareholders of the funds for which we act as investment adviser or sub-adviser, must come first. Accordingly, all personal securities transactions must be conducted in a manner consistent with our business by avoiding any actual or potential conflicts of interest or any abuse of our position of trust and responsibility. This Code of Ethics (“Code”) is designed to contain provisions reasonably necessary to prevent Access Persons (as defined below), and employees from engaging in any conduct prohibited by any federal securities law, rule or regulation.

A.	Definitions

1.	“Access Person” means:

a.	any director, trustee, officer, general partner of the Advisor or person exercising Control over the Advisor; and

b.
any director, limited liability company manager, officer, general partner or employee of the Adviser who, with respect to any Client, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Securities being made by the Adviser to Clients.

2.	“Adviser” means InterOcean Capital, LLC.

3.	A Security is “being considered for purchase or sale by a Client” when:

a.	a recommendation to purchase or sell a Security has been made and communicated to a Client; and

b.	with respect to the person making the recommendation, when such person seriously considers making such a recommendation or intends to make such a recommendation, or

c.
when such person has acted so as to convey an indication to another person that a Security is under such serious consideration or that such person has an intention to make a purchase or sale recommendation with respect thereto.

Nevertheless, a Security is not “being considered for purchase and sale by a Client” solely by reason of that Security being subject to normal review procedures applicable to portfolio Securities of a Client or normal review procedures which are part of a general industry or business study, review, survey or research or monitoring of securities markets.

4.	“Beneficial ownership” means an interest held by a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a Security. A person may have an indirect pecuniary interest in Securities held by, among others, a family member sharing the same household and a partnership of which such person is a general partner. A person may also be deemed to have an indirect pecuniary interest in a Security by holding derivative securities or rights with respect to the Security and in other similar circumstances.

5.	“Client” means any person or entity which has an advisory account with the Adviser.

6.
“Chief Compliance Officer” means any person designated by the Adviser to oversee compliance with this Code. In the event such designated Compliance Officer’s conflict, unavailability or inability to act, any officer or manager of the Adviser not involved in the proposed transaction may serve as the Compliance Officer.

7.	“Control” means the power to exercise a controlling influence over the management or policies of a company.

8.
For purposes of the prohibitions in Section B of this Code on purchases and sales of certain Securities, “directly or indirectly” shall be deemed to include within such prohibitions any transaction involving:

a.	any other Securities of the same issuer, and

b.	any derivative security or other instrument (including options and futures contracts) relating to the same Security or any other Security of the same issuer.

9.	“Purchase or sale of a Security” includes, among other things, the purchase, sale or other transaction involving an option, futures contract or similar derivative instrument relating to a Security.

10.
“Security” means any note, stock, bond, debenture, investment contract, mineral interest, option contract or index and all other interests or instruments commonly known as a “security”, except that it does not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements), and shares issued by open-end mutual funds.

B.	Prohibited Actions

1.
General Prohibition on Unlawful Actions. No Access Person or employee, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any Client, shall:

a.	employ any device, scheme or artifice to defraud any Client;

b.
make any untrue statement of a material fact to any Client or omit to state a material fact necessary in order to make the statements made to any Client, in light of the circumstances under which they are made, not misleading;

c.	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on any Client; or

d.	engage in any manipulative practice with respect to any Client.

2.
Prohibited Purchases and Sales. No Access Person or employee shall, directly or indirectly, purchase or sell any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest and which to his or her at the time of such purchase or sale:

a.	is being considered for purchase or sale by or for any Client;

b.	is the subject of a pending buy or sell order by any Client or is programmed for purchase or sale by or for any Client; or

c.
was purchased or sold by or for any Client at IOC’s directive WITHIN three (3) calendar days preceding or following the purchase or sale by such Access Person or employee. When trades are directed by the Client in an account covered by an Investment Supervisory Agreement or an Investment Management Agreement, the Access Person or employee is prohibited from transacting in the Security for three (3) calendar days AFTER the transaction is effected by the Client.

The Chief Compliance Officer or designee may grant waivers of the prohibitions or limitations of the foregoing upon request by an Access Person or employee, if a determination can be made that the Access Person’s or employee’s proposed transaction is reasonable and not harmful to or otherwise affecting any Client’s interests or the market for such Security. In reaching such a determination, the time period between transactions, the normal trading volume for the Security and the respective size of the transactions of the Client(s) and Access Person shall be considered.

3.	Pre-Approval of IPOs, and Limited Offering. No Access Person or employee shall acquire, without the prior approval of the Chief Compliance Officer, any direct or indirect beneficial ownership in:

a.	any Securities in an initial public offering (an “IPO”); or

b.	any Securities in a limited offering (e.g., private placement).

In addition, no Access Person or employee shall, without the prior written approval of the Compliance Officer, dispose of any direct or indirect beneficial ownership of any of the securities identified in the foregoing sentence. Approval of purchases and sales of these types of Securities will be assessed on a case-by-case basis. In reviewing requests for approval of a transaction by an Access Person or employee involving such Securities, the Compliance Officer shall take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such Access Person or Employee by virtue of his or her position with the Adviser.

An Access Person or employee who has been authorized to acquire Securities in a limited offering (or to dispose of such Securities) shall be required to disclose such investment whenever that Access Person or employee plays a part in the Adviser’s subsequent consideration of an investment in the issuer.

The Chief Compliance Officer will maintain a record of any decision, and the reasons supporting such decision, to approve the acquisition of Securities in an IPO or a limited offering (or the disposition of such Securities) for at least five (5) years after the end of the fiscal year in which the approval is granted.

C.	Exempted Purchases and Sales

The prohibitions of Section B this Code, other than the general prohibitions of B.1, shall not apply to:

1.	Absence of Investment Power. Purchases or sales of Securities in any account over which the Access Person or employee has no direct or indirect influence or control.

2.	Involuntary Transactions. purchases or sales of Securities which are non-volitional on the part of either the Access Person, employee or a Client.

3.	Dividend Reinvestment. Purchases which are part of an automatic dividend reinvestment plan.

4.
Pro Rata Rights. Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

5.
Funds, Employee Benefit Plans and Private Investment Vehicles. Purchases or sales effected for any account of a Fund, employee benefit plan or private investment vehicle, such as limited partnerships or limited liability companies, in which any Access Person or employee is among the investors, provided that such purchases or sales are made in accordance with the Adviser’s aggregation policies.

6.
Systematic Investment Plan. Purchases through a systematic investment plan involving automatic investment of a predetermined amount on predetermined dates, provided such plan receives the prior written approval of the Compliance Officer.

7.	Exemption for Municipal Securities, Mutual Funds, Exchange Traded Securities, UITs, and Blue Chip Securities. Purchases and sales, or series of related transactions, involving less than $500,000 of:

a.	municipal securities;

b.	unit investment trusts and unit investment trust hybrids (such as exchange traded securities); or

c.	Securities of a company listed either on a national securities exchange or traded over the counter and having a market capitalization exceeding $5 billion.

8.
Exemption for “Blocked Transactions”. Purchases executed as part of a program which aggregates share purchases from separately managed accounts and assigns an average price to the aggregate transaction.

D.	Gifts

Access Persons and employees are prohibited from soliciting personal payments or gifts of more than de minimus value to influence, support or reward service, transaction or business involving the Adviser, or that appears to be made or offered in anticipation of future service, transaction or business opportunity. A payment or gift includes any fee, compensation, remuneration or thing of value.

The acceptance of some types of unsolicited reasonable business gifts is permissible, providing the following requirements are met:

1.	Cash gifts of any amount are prohibited. This includes cash equivalents such as gift certificates, bonds, securities or other items that may be readily converted to cash.

2.	Gifts, other than cash, given in connection with special occasions (e.g., promotions, retirements, weddings), of reasonable value as defined by the Adviser’s procedures are permissible.

3.
Reasonable and conventional business courtesies, such as joining a client or vendor in attending sporting events, golf outings or concerts, provided that such activities involve no more than the customary amenities.

Access Persons and employees are prohibited from accepting any gift or thing of more than de minimis value from any person or entity that does business with or on behalf of the Adviser. The Compliance Officer should be consulted prior to acceptance of any gift or thing with a value of more than $200. Each Access Person or employee shall, upon request of the manager, certify that he or she has not accepted any gift or thing with a value of greater than $200 without first consulting the Compliance Officer.

E.	Personal Trading Rules and Procedures

1.
Accounts Housed at Advisor’s Custodians. Access Persons and employees are required to house any securities accounts, where the Access Person or employee maintains discretion over the purchase and sale of Securities, at one of the Advisor’s custodians. This will ensure that the Advisor has instant access to all confirmations, statements. It also allows the Advisor direct access to the accounts via the custodians’ websites and portfolio management software. Certain exceptions may be granted with the approval of the Chief Compliance Officer. In these cases, duplicate statements and confirmations will be required.

2.	Trade Approval. All trades in Securities by Access Persons or employees will be approved in advance by the Advisor’s Chief Compliance Officer, Chief Financial Officer, or Chief Executive Officer.

3.
Trade Monitoring. The Advisor’s traders are required to log all trades and approve each other’s logs at the end of each trading day. If the traders believe that any of the trades violate the policies and procedures of the Advisor, they are required to report this information to the Chief Compliance Officer. If the trade was executed in an account beneficially owned by the Chief Compliance Officer, the information shall be reported to the Chief Executive Officer.

4.	Initial and Annual Reports by Access Persons and Employees. Each Access Person or employee shall:

a.	provide an initial report of all personal holdings of Securities within 10 days of becoming an Access Person; and

b.	provide an annual report of all personal holdings of Securities as of December 31 (or other date acceptable to the Compliance Officer) within thirty days of such date.

5.	Content of Initial and Annual Reports. The reports required by Section F.1 above shall contain, at a minimum,

a.
the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Access Person or employee has any direct or indirect beneficial ownership,

b.	the name of the broker, dealer or bank with which the Access Person or employee maintains an account in which any securities are held for the Access Person’s direct or indirect benefit, and

c.	the date the Access Person submits the report.

A statement from a qualified custodian containing all required information will be sufficient to meet the definition of an Initial or Annual Report.

6.
Duplicate Confirmation Statements for Access Persons or Employees who Gain an Exception from 1. Accounts Housed at Advisor’s Custodians above. Each Access Person or employee shall instruct any broker, dealer or bank with or through whom a Security transaction is effected in which such Access Person has, or by reason of such transaction acquires or sells, any direct or indirect beneficial ownership in such Security, to furnish the Compliance Officer duplicate copies of transaction confirmations and statements of account at the same time such confirmations and statements are sent to the Access Person or employee.

7.
Quarterly Reporting by Access Persons. Within 10 days after the end of each calendar quarter, each Access Person or employee shall report to the Compliance Officer all Securities transactions taking place during the preceding calendar quarter in any account with respect to which the Access Person is a beneficial owner. Such quarterly reports may incorporate information relating to Security transactions from brokerage confirmation statements.

8.	Content of Quarterly Reports. The reports required above shall contain, at a minimum, with regard to any particular securities transaction,

a.	the date of the transaction, the CUSIP number, the interest rate and maturity rate (if applicable), the number of shares and the principal amount (if applicable) of each reportable security involved,

b.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition),

c.	the price of the security at which the transaction was effected,

d.	the name of the broker, dealer or bank with or through which the transaction was effected, and

e.	the date the Access Person submits the report.

A statement from a qualified custodian containing all required information will be sufficient to meet the definition of an Quarterly Transaction Report.

9.
Opening Brokerage Accounts that are not Housed at the Advisor’s Custodians for Access Persons and Employees. Prior to the opening of an account for the purpose of executing Securities transactions, each Access Person or employee shall obtain the written consent of the Compliance Officer.

10.	Exceptions to Reporting Requirements

a.	Non-Discretionary Accounts. No person shall be required to make a report with respect to any account over which such person does not have any direct or indirect influence or control.

11.
Disclaimer of Beneficial Ownership. Any report made under this Section D may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

G.	Enforcement and Sanctions

Penalties for Violations of this Code. Upon discovering or otherwise being informed of a violation of this Code, the officers or managers of the Adviser may impose such sanctions as deemed appropriate in light of the circumstances, including, without limitation, a letter of censure, a fine, and suspension or termination of the employment of the person involved in the violation.

H.	Administration of the Code

1.	Appointment of a Compliance Officer. The Adviser shall appoint a Compliance Officer and shall keep a record for five years of the persons serving as Compliance Officer and their dates of service.

2.
Monitoring Access Persons. The Compliance Officer shall administer the Code and shall use reasonable diligence and institute procedures reasonably necessary to review reports submitted by Access Persons and to prevent violations of the Code.

3.
Record of Violations of the Code. The Compliance Officer shall maintain a record of all violations of the Code, and of any action taken as a result of the violation, which shall be maintained for five years in an easily accessible place.

4.	List of Access Persons. The Compliance Officer shall prepare a list of the Access Persons and shall update the list as necessary, and shall maintain a record of former lists of Access Persons.

5.
Notice of Status as Access Person. The Compliance Officer shall notify each Access Person of his or her status, provide each with a copy of this Code, and obtain an acknowledgment from each of receipt of this Code.

6.	Notice of Amendments to the Code. Amendments to this Code shall be provided to each Access Person and employee, who shall acknowledge receipt thereof.

7.	Maintaining Copies of Versions of the Code. A copy of each version of the Code shall be maintained for five years in an easily accessible place.

I.	Application of the Code; Chief Compliance Officer’s Checklists

1.
Waivers of Prohibited Purchases and Sales. The log shall include the name and title of the Access Person or employee, all relevant trade information, the date the transaction was executed, and written justification for the waiver. [LOG]

2.
Approvals for Purchases and Sales of IPOs and Limited Offerings. The log shall include the date of the approval, all relevant financial information, written justification for the approval, and the status of the investment. [LOG]

3.
Gift Log. The gift log shall contain information that is requested by the Advisor’s manager pertaining to gifts received by Access Persons or Employees. Information may include the person or entity that gave the gift, an estimate of value and any other material deemed relevant by the manager. [LOG]

4.
Securities Accounts Held Away from Advisor’s Custodians. The log shall include a list of accounts that are controlled by an Access Person or employee that are housed away from the custodians with which the Advisor maintains a relationship. Information may include the name of the Access Person or employee, the date the account was approved, the current status of the account, and written justification for approval. It may also include the date on which the account was closed. [LOG]

5.
Personal Trade Approval. The log shall include the date the approval was granted, all relevant trade information, and the status of the transaction. All personal trades of Access Persons and employees shall be kept in the log. [LOG]

6.	Trading Logs. Authorized traders for the Advisor will keep a log of all trades to meet certain requirements of the Code. [LOG]

7.	Initial Holding Reports. The Chief Compliance Officer shall indicate that he / she has reviewed the Initial Holdings Reports of Access Persons and Employees.

The report may include the name of the Access Person or employee, the period that the report covers, the date the report was reviewed and any findings from the review. [LOG]

8.
Annual Holding Reports. The Chief Compliance Officer shall indicate that he / she has reviewed the Annual Holdings Reports of Access Persons and Employees. The report may include the name of the Access Person or employee, the year that the report covers, the date the report was reviewed and any findings from the review. [LOG]

9.
Quarterly Holding Reports. The Chief Compliance Officer shall indicate that he / she has reviewed the Quarterly Holdings Reports of Access Persons and Employees. The report may include the name of the Access Person or employee, the period that the report covers, the date the report was reviewed and any findings from the review. [LOG]

10.
Record of Chief Compliance Officers. The Chief Compliance Officer shall keep a list of all persons who served as Chief Compliance Officer of the Advisor. The list shall include the date appointed and the date of termination. [LOG]

11.
Record of Code Violations. The Chief Compliance Officer shall keep a list of all violations of the Code. The information shall include a description of the violation, and any corrective action that was taken in response to the violation. It shall also include any punishments administered by the Advisor. [LOG]

12.
List of Access Persons, Notice and Status. The Chief Compliance Officer shall keep a list of all current and former Access Persons. The list shall include the date that the Access Person was notified of his / her status, and when the designation was terminated. [LOG]